UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2011

First Horizon National Corporation

(Exact Name of Registrant as Specified in its Charter)

TN	001-15185	62-0803242
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

165 Madison Avenue Memphis, TN	38103
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (901) 523-4444

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 27, 2011, the Company and Charles G. Burkett, President – Banking of the Company, entered into a Retirement Agreement. Key provisions of the Retirement Agreement are: (1) Mr. Burkett has agreed to step down as the President – Banking and as an executive officer effective June 30, 2011, and has agreed to retire completely effective December 31, 2011; (2) Mr. Burkett will continue to be paid his current salary for the remainder of 2011; (3) Mr. Burkett will receive a cash severance payment at year-end equal to one year’s cash salary ($742,650); (4) Mr. Burkett will continue to be eligible to earn a bonus for 2011 on terms previously established; (5) Mr. Burkett (currently age 60) is to receive a non-qualified pension benefit in accordance with the terms of the Company’s Pension Restoration Plan except that the Company has agreed to waive the discount (estimated to be approximately $1.75 million on a lump sum basis) that normally would reduce the benefit of a participant retiring before age 65; (6) all of Mr. Burkett’s outstanding unvested restricted stock awards (131,140 shares) will have vesting accelerated at retirement; (7) 81,181 of the performance stock units (PSUs) granted to Mr. Burkett in 2009, as to which the performance goal previously has been achieved in full, will be paid to him at the regular times (in 2012 and 2013) if the non-performance conditions of those awards (other than continued employment) are met; (8) Mr. Burkett will retain the possibility of being paid up to 24,195 and 13,770 PSUs granted in 2010 and 2011, respectively, if the respective performance goals of those awards are achieved during the respective performance periods and the other conditions of those awards (other than continued employment) are met, and the remainder of such awards will be cancelled; (9) the change in control severance agreement which the Company previously entered into with Mr. Burkett has been cancelled; and (10) Mr. Burkett has agreed to comply with certain non-competition, non-solicitation, and other covenants, and has given the Company a release.

During the period from July 1, 2011 to the end of this year Mr. Burkett will assist in transition matters, among other things.

The applicable performance metrics of the PSUs mentioned above are not altered by the Agreement and vesting is not accelerated. The reduction in Mr. Burkett’s 2010 and 2011 PSU awards reflects pro-rating for the time Mr. Burkett will have served the Company. The 2009 PSU awards were previously reduced in connection with the Company’s participation in the government CPP program, and have not been further reduced in the Agreement. Mr. Burkett’s outstanding PSUs granted in 2008 will not be substantially affected by the Agreement, although if the performance goal for that award is achieved in 2011 (the final performance period year) the Company will waive the condition that he remain employed through the payment date (February 2012). Mr. Burkett’s outstanding stock options will not be affected by the Agreement; among other things, this means that options granted prior to 2007 will remain outstanding for a post-retirement period prescribed by the terms of the awards, and the options granted to him in 2011 will be forfeited unless vesting is accelerated in 2011 for reasons other than retirement. The Agreement is subject to a waiting period and other conditions required by law. The Agreement does not alter benefits and rights under the Company’s qualified pension plan, qualified savings plan, deferred compensation plans, or other plans or programs not mentioned above.

A conformed copy of the Retirement Agreement is filed as an exhibit to this Report. The foregoing descriptions are subject to the legal terms of that Agreement.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit #	Description

10.1	Conformed copy of Retirement Agreement with Charles G. Burkett

All summaries and descriptions of documents, and of amendments thereto, set forth above are qualified in their entirety by the documents themselves, whether filed as an exhibit hereto or filed as an exhibit to a later report.

In many agreements filed as exhibits, each party makes representations and warranties to other parties. Those representations and warranties are made only to and for the benefit of those other parties in the context of a business contract. Exceptions to such representations and warranties may be partially or fully waived by such parties, or not enforced by such parties, in their discretion. No such representation or warranty may be relied upon by any other person for any purpose.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Horizon National Corporation (Registrant)

Date: May 2, 2011	By:	/s/ Clyde A. Billings, Jr.
Senior Vice President, Assistant General Counsel, and Corporate Secretary

EXHIBIT INDEX

EX-10.1	Conformed copy of Retirement Agreement with Charles G. Burkett